Filed pursuant to Rule 424(b)(3)
SEC Registration No. 333-139704

[THE FOLLOWING IS TEXT TO A STICKER TO BE ATTACHED TO THE FRONT COVER OF THE PROSPECTUS IN A MANNER THAT WILL NOT OBSCURE THE RISK FACTORS:

SUPPLEMENTAL INFORMATION — The Prospectus of Cornerstone Growth & Income REIT, Inc. consists of this sticker, the Prospectus dated August 10, 2007 and Supplement No. 1 dated October 19, 2007.]

CORNERSTONE GROWTH & INCOME REIT, INC.

SUPPLEMENT NO. 1 DATED OCTOBER 19, 2007

TO THE PROSPECTUS DATED AUGUST 10, 2007

This document supplements, and should be read in conjunction with, the prospectus of Cornerstone Growth & Income REIT, Inc. dated August 10, 2007.  Capitalized terms used in this supplement have the same meanings as set forth in the prospectus.  The purpose of this supplement is to disclose:

•                  a change to the suitability standards applicable to investors in Alabama;

•                  a change to our long-term incentive plan;

•                  information about our management compensation to show our acquisition fees if we borrow 75% of the cost of our tangible assets;

•                  a clarification requested by the Pennsylvania Securities Commission and the Kansas Office of Securities Commissioner regarding our charter-imposed borrowing limitation;

•                  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the three months ended June 30, 2007, filed on September 19, 2007; and

•                  our unaudited financial statements and the notes thereto as of and for the three months ended June 30, 2007.

Suitability Standards for Alabama Residents

Alabama has established suitability standards for investors in our offering in addition to the general suitability standards described in the prospectus.  Stock will only be sold to residents of the State of Alabama representing that they have a net worth of at least 10 times their investment in us and that they meet the general suitability standards described in the prospectus.

For purposes of determining suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the stock if such person is the fiduciary or by the beneficiary of the account.

Our advisor, those selling stock on our behalf and broker-dealers recommending the purchase of stock in this offering must make every reasonable effort to determine that the purchase of stock in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

Employee and Director Long-Term Incentive Plan

Prior to commencement of this offering our board of directors adopted our Employee and Director Long-Term Incentive Plan.  The plan provides for the grant of awards to our directors and full-time employees (if we ever have employees), directors and full-time employees of our advisor and its affiliates, entities and full-time employees of entities that provide services to us, and certain consultants to us, our advisor and its affiliates. Awards granted under the plan may consist of nonqualified stock options, incentive stock options and share appreciation rights.  Prior to its adoption the board revised the plan to remove the ability to issue distribution equivalent rights discussed in the prospectus.

Management Compensation

The following management compensation table presents our acquisition fees if we borrow 75% of the cost of our tangible assets, which is the maximum amount we are permitted by our charter to borrow without seeking special authorization from a majority of our independent directors.  See “Investment Objectives and Policies – Borrowing Policies” in the prospectus.  See page 51 of the prospectus for a presentation of our management compensation table assuming no borrowings.

In 2006, we did not pay any of our executive officers and hold no present intent to pay any of our executive officers in the near future. We do not intend to hire any employees. Our advisor will manage our day-to-day affairs. The following table summarizes all of the compensation and fees we will pay to our advisor and its affiliates, including amounts to reimburse their costs in providing services assuming we borrow 75% of the purchase price of our acquisitions. The sales commissions and dealer manager fee may vary for different categories of purchasers. See “Plan of Distribution” in the prospectus.  This table assumes the stock is sold through distribution channels associated with the highest possible sales commissions and dealer manager fees. See “Estimated Use of Proceeds” in the prospectus.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

Organization and Offering Stage

Sales Commissions – Pacific Cornerstone Capital (2)

7% of gross proceeds in the primary offering. Some or all of the sales commissions may be re-allowed to participating brokers.  No sales commissions will be payable on shares sold under our distribution reinvestment plan.

$70,000/$28,000,000

Dealer Manager Fee – Pacific Cornerstone Capital (2)

3% of gross proceeds from the primary offering. Some or all of the dealer manager fees may be re-allowed to participating brokers. No dealer manager fees will be payable on shares sold under our distribution reinvestment plan.

$30,000/$12,000,000

Other Organization and Offering Expenses – Cornerstone Leveraged Realty Advisors and Pacific Cornerstone Capital (3)

Reimbursements to our advisor or its affiliates for organization and offering expenses in connection with this offering are estimated to be 2.12% of total gross offering proceeds in the event we sell the maximum offering, but could be as much as 3.5% of gross proceeds from our primary offering. Our advisor will pay any organization and offering expenses in excess of 3.5% of gross offering proceeds. In the event we do not raise $1,000,000 in this offering, our advisor will not be reimbursed for organization and offering expenses.

$35,000/$8,488,800

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

Acquisition Stage

Acquisition Fees – Cornerstone Leveraged Realty Advisors (4)

2% of the cost of investments for acquisition, including any debt attributable to such investments.  A portion of the acquisition fee will be paid in an amount equal to 2% of gross offering proceeds upon receipt of such gross offering proceeds (after reaching the minimum offering amount and breaking escrow), and the balance of the acquisition fee will be paid at the time we acquire a property or other permitted investment. If either party terminates or fails to renew the advisory agreement, our advisor must return acquisition fees not yet allocated to real estate investments we have made.

$64,075/$26,037,867 (assuming debt financing equal to 75% of the cost of our tangible assets)

Acquisition Expenses – Cornerstone Leveraged Realty Advisors	Reimbursement of direct costs of our advisor and payments made by our advisor to third parties in connection with potential acquisitions.	Not determinable at this time.

Operational Stage

Asset Management Fees – Cornerstone Leveraged Realty Advisors (5)

Monthly fee equal to one-twelfth of 1% of the sum of the aggregate GAAP basis book carrying values of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves. In addition, direct costs and expenses incurred by our advisor in providing asset management services are reimbursed to our advisor. These fees and expenses are in addition to management fees that we expect to pay to third party property managers.

Not determinable at this time.

Development/Redevelopment Fee – Affiliates of Cornerstone Leveraged Realty Advisors, if applicable (6)

We will pay a development or redevelopment fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our advisor if our advisor or any of its affiliates elects to receive an acquisition fee based on the cost of such development.

Not determinable at this time.

Other Operating Expenses – Cornerstone Leveraged Realty Advisors (7)

Reimbursement of our advisor’s direct and indirect costs of providing administrative and management services. Four fiscal quarters after the acquisition of our first real estate asset, and every fiscal quarter thereafter, our advisor must reimburse us the amount by which our total operating expenses for the prior 12 months exceed the greater of 2% of our average invested assets or 25% of our net

Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

income unless our independent directors committee determines that such excess expenses were justified based on unusual and non-recurring factors.

Property Management and Leasing Fees – Affiliates of Cornerstone Leveraged Realty Advisors, if applicable (8)

Our advisor intends to outsource property management and leasing services to third-party professionals. If we retain our advisor or an affiliate to manage and lease some of our properties, we will pay a market-based property management fee or property leasing fee, which may include reimbursement of our advisor’s or affiliate’s personnel costs and other costs of managing the properties.

Not determinable at this time.

Stock-based Compensation – Cornerstone Leveraged Realty Advisors or its affiliates (9)

We may issue stock-based awards to our independent directors and to affiliates of our advisor.  The total number of shares of common stock we have reserved for issuance under our Employee and Director Long-Term Incentive Plan is equal to 10% of our outstanding shares at any time.

Our Board has not yet granted any stock-based awards. Not determinable at this time.

Independent Director Compensation

We will pay our independent directors for attending meetings as follows: (i) $3,000 per regularly scheduled board meeting attended in person or by teleconference, (ii) $1,000 per regularly scheduled committee meeting attended in person or by teleconference ($1,500 for the audit committee chairperson and $1,250 for other committee chairpersons), and (iii) $750 per special board meeting attended, whether held in person or by teleconference. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees.

Actual amounts are dependent upon the total number of board and committee meetings that each independent director attends.

Listing/Liquidation Stage

Disposition Fees – Cornerstone Leveraged Realty Advisors or its affiliates (10)

3% of contract price for property sold for substantial assistance in connection with the sale. The total disposition fees paid (including fees paid to third parties) may not exceed the lesser of a competitive real estate commission or an amount equal to 6% of the contract sale price of the property.

Not determinable at this time.

Subordinated Participation In Net Cash Flows (payable only if we are not listed on an exchange) – Cornerstone	After we pay stockholders cumulative distributions equal to their invested capital plus a 6% cumulative, non-compounded return, we will pay our advisor a subordinated participation fee equal	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

Leveraged Realty Advisors (11)(12)(13)

to a percentage of net cash flows.  The subordinated participation fee schedule is cumulative and set-up in a three-tier format.  We will pay our advisor an amount equal to the following:

•   5% of net cash flows remaining after we have paid our stockholders distributions equal to invested capital and an investor return of 6% or more but less than 8%; plus

•   10% of net cash flows remaining after we have paid our stockholders distributions equal to invested capital and an investor return of 8% or more but less than 10%; plus

•   15% of net cash flows remaining after we have paid our stockholders distributions equal to invested capital and an investor return of 10%.

Subordinated Performance Fee Due Upon Termination of the Advisory Agreement (payable only if we are not listed on an exchange) – Cornerstone Leveraged Realty Advisors (11)(14)

If we terminate the advisory agreement for any reason other than a material, uncured breach by the advisor or we fail to offer a renewal to the advisor on substantially similar terms as the year prior, or the advisor terminates the advisory agreement because of a material, uncured breach by us, the advisor will be entitled to an incentive fee in accordance with the schedule below. The subordinated performance fee is based on the excess of the appraised value of our assets less liabilities secured by our assets plus the amount of all prior distributions we have paid through the termination date over the sum of stockholders’ invested capital plus total distributions required to be made to the stockholders in order to pay the stockholders a certain percentage (as defined below) cumulative, non-compounded annual return from inception through the termination date. We will pay our advisor an amount equal to the following:

•   5% of the amount, if any, by which (a) the appraised value of our assets, less all debt secured by our assets, plus total distributions  through the termination date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay our stockholders an investor return of 6% but does not surpass (c) the sum of capital invested by our stockholders plus total distributions required to be made to our

Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

stockholders in order to pay our stockholders an investor return of 8%; plus

•   10% of the amount, if any, by which (a) the appraised value of our assets, less all debt secured by our assets, plus total distributions through the termination date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 8% but does not surpass (c) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay our stockholders an investor return of 10%; plus

•   15% of the amount, if any, by which (a) the appraised value of our assets, less all debt secured by our assets, plus total distributions through the termination date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 10%; less

•   Any prior payment to the advisor of a subordinated share of cash flows.

This subordinated performance fee will be paid in the form of a promissory note.  Payment of this note will be deferred until we receive net proceeds from the sale of properties held at the termination date. If the promissory note has not been paid in full within five years from the termination date, then the advisor may elect to convert the balance of the fee into shares of our common stock.

Subordinated Incentive Listing Fee (payable only if we are listed on an exchange) – Cornerstone Leveraged Realty Advisors (11)(13)(15)

In the event we list our stock for trading, we are required to pay our advisor a subordinated incentive listing fee. This fee equals a percentage of the amount by which the average “Market Value” of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange plus all distributions we made before listing exceeds the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate a specified percentage cumulative, non-compounded annual return to investors. We will pay our advisor an amount equal to the following:

Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

•   5% of the amount, if any, by which (a) our Market Value plus total distributions through the listing date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 6% but does not surpass (c) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 8% plus;

•   10% of the amount, if any, by which (a) our Market Value plus total distributions through the listing date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 8% but does not surpass (c) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 10%; plus

•   15% of the amount, if any, by which (a) our Market Value plus total distributions through the listing date exceeds (b) the sum of capital invested by our stockholders plus total distributions required to be made to our stockholders in order to pay an investor return of 10%.

(1)	The estimated maximum dollar amounts are based on the sale of the maximum of 40,000,000 shares to the public in our primary offering.

(2)

The sales commissions and, in some cases, the dealer manager fee will not be charged with regard to stock sold to or for the account of certain categories of purchasers. See “Plan of Distribution” in the prospectus.

(3)

Includes all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder, charges of transfer agents, expenses deemed by the NASD to be organization and offering expenses and amounts that we may reimburse our advisor or its affiliates for expenses relating to this offering and preparing us for this offering including, but not limited to: reimbursement of the dealer manager’s reimbursement of the bona fide due diligence expenses of participating broker-dealers; the costs of conducting educational seminars for broker-dealers; the travel, meal and lodging costs of personnel of the advisor and its affiliates attending conferences sponsored by broker-dealers and reimbursement of allocable overhead, personnel costs, supplies, IT costs or similar expenses. Such expenses could be as much as 3.5% of gross proceeds from our primary offering. We will not reimburse our advisor for organization and offering expense unless and until we raise

$1,000,000 in this offering. For purposes of our distribution reinvestment plan offering proceeds, we are assuming no organization and offering expenses.

(4)

We will pay our advisor an acquisition fee equal to 2% of the cost of the real estate investment.We will reimburse our advisor for direct costs our advisor incurs and amounts it pays to third parties in connection with the selection and acquisition of a property, whether or not ultimately acquired. Under our charter, a majority of our independent directors would have to approve any increase in the acquisition fees payable to our advisor above 2% of the cost of the real estate investment. Our charter also limits our ability to purchase a property if the total of all acquisition fees and expenses relating to the purchase exceeds 6% of the contract purchase price.

Our charter limits our borrowings to 300% of our net assets (equivalent to 75% of the cost of our tangible assets) unless the excess borrowing is approved by a majority of our independent directors. Assuming (1) we sell 40,000,000 shares in the primary offering at $10.00 per share, (2) we use debt financing equal to 75% of the cost of our tangible assets, which is the most we can borrow under our charter without independent director approval and which is more than we expect to borrow over the life of the program, (3) we do not reinvest the proceeds of any sales of investments, (4) we have no working capital reserves and (5) our other organization and offering expenses are $8,488,800 as estimated in our Use of Proceeds table, then $1,301,893,333 would be available for investment (of which $976,420,000 would be debt financing). Of the $1,301,893,333 available for investment, $26,037,867 would be used for payment of acquisition fees related to the selection and acquisition of our investments.

(5)

The asset management fee we pay to our advisor is one-twelfth of 1% per month of the sum of the aggregate GAAP basis book carrying values of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves. The use of leverage would have the effect of increasing the asset management fee as a percentage of the amount of equity contributed by investors because the asset management is calculated as a percentage of average invested assets, which includes amounts invested in real estate using borrowed funds.

(6)

Development Fees may be paid to any affiliates of our advisor and will be included within the category of acquisition fees and acquisition expenses and will not, in the aggregate, exceed an amount equal to 6% of the contract price of the property, or in the case of a mortgage loan, 6% of the funds advanced unless the independent directors committee approves (by majority vote) the excess and determines the fees to be commercially competitive, fair and reasonable to us. Development fees paid to independent third parties are not counted toward this 6% limit.

(7)

Commencing four fiscal quarters after the acquisition of our first real estate asset, our advisor must reimburse us the amount by which our total operating expenses for the four quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income unless a majority of our independent directors has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means, for a specified period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period. “Total Operating expenses” means all costs and expenses incurred by us, as determined under generally accepted accounting principles, which in any way are related to our operation of our business, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of our stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) reasonable incentive fees based on the gain in the sale of our assets, (vi) acquisition fees and acquisition expenses (including expenses relating to potential acquisitions that we do not close) and (vii) real estate commissions on the sale of property, and other expenses connected with the acquisition, disposition, ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

(8)

Our charter does not impose a specific cap on property management or leasing agent fees. However, if we retain our advisor or an affiliate to manage or lease some of our properties, our charter requires that the management fee or leasing agent fee be a market-based fee which is what other management or leasing companies generally charge for the management or leasing of similar properties, which may include reimbursement for some or all the costs and expenses the advisor or its affiliates incur in managing or leasing the properties.

(9)

Equity awards that would be treated as an expense under GAAP will count toward the limit on “total operating expenses” described in note 7 above. The limits on incentive fees set forth in our charter, which are described below at “Conflicts of Interest—Certain Conflict Resolution Measures,” do not limit the award of equity compensation to our advisor.

(10)

Although we are most likely to pay disposition fees to our advisor or an affiliate in the event of our liquidation, these fees may also be earned during our operational stage. We will only pay disposition fees to our advisor or its affiliate in connection with the disposition of a property if our advisor or its affiliate provides a substantial amount of the services (as determined by a majority of our directors, including a majority of our independent directors). Disposition fees for a property will be paid to our advisor or its affiliate at the time the property is sold, but in no event will the amount we pay for real estate commissions in connection with the sale of a property exceed the lesser of a competitive real estate commission or an amount equal to 3% of the contract sale price of such property or properties.

(11)

The annual return on invested capital is calculated on an aggregate weighted-average daily basis. In calculating the subordinated participation fee, the subordinated performance fee payable upon termination of the advisory agreement and the subordinated incentive listing fee, we ignore distributions made to redeem shares under any stock repurchase program we may adopt and distributions on such redeemed shares.

(12)

The net cash flows from which we will pay the subordinated participation include cash flows from continuing operations, net sale proceeds from the sale of assets and cash flows from any other source. To the extent this incentive fee is derived from cash flows other than net sales proceeds, this subordinated incentive fee will count toward the limit on “total operating expenses” described in note 7 above. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable. Our charter provides that an interest in gain from the sale of assets is “presumptively reasonable” if it does not exceed 15% of the balance of net sale proceeds remaining after investors have received a return of their net capital contributions and a 6% per year cumulative, non-compounded return. Our advisor cannot earn both the subordinated participation in net cash flows and the subordinated incentive listing fee. Any portion of the subordinated participation in net cash flows that our advisor receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee.

(13)

This subordinated incentive listing fee will count toward the limit on “total operating expenses” described in note 7 above. We have the option of paying the fee in the form of cash, common stock, a promissory note or any combination of the foregoing. Any promissory note would include an interest rate of LIBOR plus 200 basis points.

(14)

This subordinated performance fee will count toward the limit on “total operating expenses” described in note 7 above. Our advisor cannot earn both the subordinated performance fee and the subordinated incentive listing fee.

(15)

The market value of our outstanding stock for purposes of calculating the incentive fee due upon listing is measured by taking the average closing price or average of bid and asked price, as the case may be, during the consecutive 30-day period commencing 180 days following listing. This fee will be reduced by any prior payment to the advisor of a subordinated share of cash flows. If we pay this subordinated incentive listing fee to our advisor following a listing of our common stock, we will have no obligation to pay any other performance fee to our advisor. The subordinated incentive listing fee will count toward the limit on “total operating expenses” described in note 7 above.

If at any time our stock becomes listed on a national securities exchange, we will negotiate in good faith with our advisor a fee structure appropriate for an entity with a perpetual life. A majority of our independent directors must approve the new fee structure negotiated with our advisor. In negotiating a new fee structure, our independent directors must consider all of the factors they deem relevant, including but not limited to:

•                  the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•                  the success of our advisor in generating opportunities that meet our investment objectives;

•                  the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

•                  additional revenues realized by our advisor through its relationship with us;

•                  the quality and extent of service and advice furnished by our advisor;

•                  the performance of our investment portfolio, including income, conservation or appreciation of capital;

•                  frequency of problem investments and competence in dealing with distress situations; and

•                  the quality of our portfolio in relationship to the investments generated by our advisor for the account of other clients.

Since our advisor and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf, such as the subordinated participation in net sale proceeds, our advisor has the ability to affect the nature of the compensation it receives by recommending different transactions. However, as our fiduciary, our advisor is obligated to exercise good faith in all its dealings with respect to our affairs. Our board of directors also has a responsibility to monitor the recommendations of our advisor and review the fairness of those recommendations. See “Management — The Advisory Agreement” in the prospectus.

Borrowing Policies Clarification

The Pennsylvania Securities Commission and the Kansas Office of Securities Commissioner has requested that we clarify that our charter limitation on borrowings is 300% of our net assets which is equivalent to 75% of the cost of our tangible assets.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto contained in this supplement.  This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements may relate to risks and other factors that may cause our future results of operations to be materially different than those expressed or implied herein.  Some of these risks and other factors include, but are not limited to:  (i) we do not own any properties and do not have an operating history; (ii) we may be unable to sell the minimum number of shares to commence operations (100,000); (iii) suitable investment properties may not be available and (iv) adverse changes to the general economy may disrupt operations.  For a discussion of these and other factors that could cause actual results to differ from those anticipated, see the “Risk Factors” section of the prospectus.

Overview

We are a Maryland corporation that was formed on October 16, 2006 as Cornerstone Institutional Growth REIT, Inc. under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning commercial real estate. We are newly formed and are subject to the general risks associated with a start-up enterprise, including the risk of business failure. Our year end is December 31.  On May 1, 2007, our board of directors approved a change in our name to Cornerstone Growth and Income REIT, Inc. and on July 13, 2007 approved a change in our name to Cornerstone Growth & Income REIT, Inc.

On November 14, 2006, Terry G. Roussel, our President and CEO, purchased 100 shares of common stock for $1,000 and became our initial stockholder. Our articles of incorporation authorize 580,000,000 shares of common stock with a par value of $.01 and 20,000,000 shares of preferred stock with a par value of $.01. We will offer a minimum of 100,000 and a maximum of 50,000,000 shares of common stock, consisting of 40,000,000 shares for sale to the public and 10,000,000 shares for sale pursuant to the distribution reinvestment plan.

On August 10, 2007, the Securities and Exchange Commission declared our registration statement effective. As of the date of this supplement, we have not received any subscriptions for shares under this offering.

Our results of operations for the three and six months ended June 30, 2007 are not indicative of those expected in future periods as we expect that rental income, tenant reimbursements, operating expenses, asset management fees, depreciation, amortization, and net income will each increase in future periods as a result of anticipated future acquisitions of real estate assets.

We have no paid employees and are externally advised and managed by our advisor, Cornerstone Leveraged Realty Advisors, LLC.

Critical Accounting Policies

We have established accounting policies which conform to generally accepted accounting principles (GAAP). Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a different presentation of the financial statements or different amounts reported in the financial statements. Additionally, other companies may use different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

Following is a discussion of the accounting policies that we consider to be most important once we commence operations because they may require complex judgment in their application or require estimates about matters that are inherently uncertain.

Management believes that some of our most important accounting policies will include the accounting for lease revenues (including straight-line rent), the regular evaluation of whether the value of a real estate asset has been impaired, real estate purchase price allocations and the accounting for our hedging activities, if any. Each of these items involves estimates that require management to make judgments that are subjective in nature. Management relies on its experience, collects historical data and current market data, and analyzes these assumptions in order to arrive at what it believes to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates.

Revenue Recognition and Valuation of Receivables

Our revenues, which will be comprised largely of rental income, will include rents reported on a straight-line basis over the initial term of the lease. Since our leases may provide for free rent, lease incentives or rental increases at specified intervals, we will be required to straight-line the recognition of revenue, which will result in the recording of a receivable for rent not yet due under the lease terms. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We will review unbilled rent receivable on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of unbilled rent with respect to any given tenant is in doubt, we would be required to record an increase in our allowance for doubtful accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and stockholders’ equity.

Depreciation of Real Property Assets

We will be required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. These assessments have a direct impact on net income. We anticipate the estimated useful lives of our assets by class to be as follows:

Building	39 years
Building improvements	10-25 years
Land improvements	20-25 years
Tenant improvements	Shorter of lease term or useful life

In the event that inappropriate useful lives or methods are used for depreciation, our net income would be misstated.

Evaluation of Possible Impairment of Real Property Assets

We will continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets, including those held through joint ventures, may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate assets may not be recoverable, we will assess the recoverability of the real estate assets by determining whether the carrying value of the real estate assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the real estate assets to the fair value and recognize an impairment loss.

Projections of expected future cash flows require us to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. The use of certain assumptions in the future cash flows analysis could result in an incorrect assessment of the property’s future cash flows and fair value and could result in the overstatement of the carrying value of our real estate assets and net income if those assumptions ultimately prove to be incorrect.

Allocation of Purchase Price of Acquired Assets

Once we acquire real properties, our policy will be to allocate the purchase price of properties to acquired tangible assets, consisting of land, building, identified intangible assets and liabilities, including but not limited to the value of above-market and below-market leases and the value of in-place leases, based in each case on their fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) will be determined by valuing the property as if it were vacant, and the “as-if-vacant” value will then be allocated to land and building based on our determination of the relative fair value of these assets. We will determine the as-if vacant fair value of a property using methods similar to those used by independent appraisers. Factors we consider in performing these analyses will include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand. We will estimate costs to execute similar leases, including leasing commissions and other related costs.

The fair values of above-market and below-market leases will be recorded based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values will be amortized as an adjustment to rental income over the remaining terms of the respective leases. The fair values of in-place leases will include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals, which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant will include commissions, tenant improvements and other direct costs and will be estimated based on our consideration of current market costs to execute a similar lease. We will include these direct costs in deferred leasing costs in our consolidated balance sheet and will amortize such costs to expense over the remaining terms of the respective leases. The value of opportunity costs will be calculated using the contractual amounts to be paid pursuant to the in-place leases over market absorption periods for similar leases. We will value customer relationships based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. We will include these lease intangibles in intangible lease assets in our consolidated balance sheet and amortize these assets to rental income and/or operating expenses over the remaining terms of the respective leases.

Estimates of the fair values of the tangible and intangible assets will require us to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods and the number of years the property is held for investment. The use of certain estimates may result in an incorrect assessment of our purchase price allocations, which could impact the amount of our reported net income.

Consolidation Considerations for Option and Purchase Contracts and Investments in Joint Ventures

Certain property purchase contracts and options to acquire property are required to be accounted for in accordance with Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” an interpretation of ARB No. 51 (“FIN 46R”). In addition, any joint ventures we enter into will be reviewed and analyzed under FIN 46R to determine whether or not these arrangements are to be accounted for under the principles of FIN 46R or other accounting rules.

Under FIN 46R, a variable interest entity (“VIE”) is created when (i) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders, (ii) the entity’s equity holders as a group either (a) lack direct or indirect ability to make decisions about the entity, (b) are not obligated to absorb expected losses of the entity or (c) do not have the right to receive expected residual returns of the entity or (iii) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with disproportionately few voting rights.

If an entity is deemed to be a VIE pursuant to FIN 46R, the enterprise that is deemed to absorb a majority of the expected losses, receive a majority of the entity’s expected residual returns, or both, is considered the primary beneficiary. If we are deemed to be the primary beneficiary of a VIE, we are required to consolidate the VIE on our balance sheet. Expected losses and residual returns for VIEs are calculated based on the probability of estimated future cash flows as defined in FIN 46R. Based on the provisions of FIN 46R, whenever we enter into a property purchase contract or an option contract for a property with an entity and make a non-refundable deposit or enter into a property joint venture, a VIE may have been created, and the arrangement is evaluated under FIN 46R.

Management will be required to use significant judgment based on future events that may or may not occur when determining if we are the primary beneficiary of, or have a controlling interest in, an unconsolidated entity. Factors considered in determining whether we have significant influence or we have control include risk and reward sharing, experience and financial condition of the other partners, voting rights, involvement in day-to-day capital and operating decisions and continuing involvement. The accounting policy relating to the use of the equity method of accounting is a critical accounting policy due to the judgment required in determining whether we are the primary beneficiary or have control or significant influence.

Results of Operations

We have not commenced active operations as of the date of this supplement.  Operating results in future periods will depend on the results of the operation of the real estate properties that are acquired by us.

Liquidity and Capital Resources

We are dependent on our advisor to fund our organization and offering activities. As of the date of this supplement , we are relying on our advisor because we have not raised sufficient capital to pay these expenses and because the amount we can spend on organization and offering expenses (including sales commissions, dealer manager fee and due diligence expense allowance) is limited to 13.5% of the gross proceeds from this offering. Our advisor will pay those expenses on our behalf.  We will reimburse our advisor for expenses paid on our behalf using the gross proceeds of this offering subject to the 13.5% limitation described above. Our advisor will pay all of our organization and offering expenses which are in excess of the 13.5% limitation. We will repay our advisor for expenses paid on our behalf using the gross proceeds of this offering but in no event will we have to reimburse our advisor for organization and offering expenses, (excluding sales commissions dealer manager fee and due diligence expense allowance) totaling in excess of 3.5% of the gross proceeds from this offering.

We will not rely on advances from our advisor to acquire properties but our advisor and its affiliates may loan funds to special purposes entities which may acquire properties on our behalf pending our raising sufficient proceeds from this offering to purchase the properties from the special purpose entity.

Our advisor is newly formed, has limited capitalization, has incurred losses since its inception and is continuing to incur significant losses. Our advisor must raise funds through the sale of its own debt or equity securities, or obtain financial support from its affiliates or sole member, to obtain the cash necessary to provide these advances. There can be no assurance as to the amount or timing of our advisor’s receipt of funds. Adverse changes in the financial condition of our advisor could adversely affect us.  If our advisor’s financial condition affects the amount of funds available to us for organization and offering activities, our ability to raise funds in this offering could be adversely affected. CIP Leveraged Fund Advisors, LLC, the sole and managing member of our advisor, has limited capitalization, has incurred significant losses since its inception and is continuing to incur significant losses.

We will require funds for property acquisitions, either directly or through investment interests, for paying operating expenses and distributions, and for paying interest on our outstanding indebtedness, if any. Generally, cash from operations will be used to pay for items other than property acquisitions, and the proceeds from this offering and debt financings, if any, will be used to fund property acquisitions.

We intend to own our core plus properties with low to moderate levels of debt financing. We will incur moderate to high levels of indebtedness when acquiring our value-added and opportunistic properties and possibly other real estate investments. During the offering period, we intend to use debt financing to facilitate our acquisitions of properties in anticipation of receipt of offering proceeds.  The debt levels on core plus properties during the offering period may exceed the long-term target range of debt percentages on these types of properties.  However, we intend to reduce the percentage to fall within the 25% to 50% range no later than the end of this offering.  Currently, we have no credit facilities in place, but intend to locate adequate debt financing as appropriate in conjunction with our investment policies. To the extent sufficient proceeds from this offering, debt financing, or a combination of the two are unavailable to repay acquisition debt financing down to the target ranges within a reasonable time as determined by our board of directors, we will endeavor to raise additional equity or sell properties to repay such debt so that we will own our properties with low to moderate levels of permanent financing. In the event that this offering is not fully sold, our ability to diversify our investments may be diminished.

During the period between the execution of the purchase contract and the satisfaction of any closing conditions, such as completion of financing arrangements, if any, review of the title insurance commitment, an appraisal, an environmental analysis and other due diligence, we may decide to temporarily invest any unused proceeds from the offering in certain investments that could yield lower returns than the properties. These lower returns may affect our ability to make distributions.

Potential future sources of capital include proceeds from future equity offerings, proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations. If necessary, we may use financings or other sources of capital at the discretion of our board of directors

REIT Status

We intend to make an election under Section 856(c) of the Internal Revenue Code to be taxed as a REIT, beginning with the taxable year ended December 31, 2007. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be able to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Failure to qualify as a REIT could materially and adversely affect our net income. We believe, however, that we are organized and will operate in a manner that will allow us to qualify for treatment as a REIT for federal income tax purposes during the year ended December 31, 2007, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes.

Contractual Obligations

As of June 30, 2007, we had no contractual obligations or commercial commitments.

Subsequent Events

Effective as of August 12, 2007, we entered into a dealer manager agreement with Pacific Cornerstone Capital, Inc., pursuant to which Pacific Cornerstone Capital, Inc. agreed to act as our dealer manager for this offering on the terms described in the prospectus.  Effective as of October 1, 2007, we entered into an advisory agreement with Cornerstone Leveraged Realty Advisors, LLC, pursuant to which Cornerstone Leveraged Realty Advisors, LLC to act as our advisor on terms described in the prospectus.  The fees and expenses that we are obligated to pay under the dealer manager agreement and the advisory agreement are described in detail in the prospectus and in this supplement under “Management Compensation.”

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Cash and cash equivalents	$204,366	$201,000
Interest receivable	391	—
Total assets	$204,757	$201,000
LIABILITIES, MINORITY INTEREST AND STOCKHOLDER’S EQUITY

Liabilities	$—	$—

Minority interest	200,000	200,000

Commitments and contingencies (Note 4)

Stockholder’s equity:
Preferred stock, $0.01 par value; 20,000,000 shares authorized; no shares issued and outstanding
Common stock, $0.01 par value; 580,000,000 shares authorized; 100 shares issued and outstanding at December 31, 2006 and June 30, 2007	1	1
Additional paid-in capital	999	999
Retained earnings	3,757	—
Total stockholder’s equity	4,757	1,000
Total liabilities, minority interest and stockholder’s equity	$204,757	$201,000

The accompanying notes are an integral part of these consolidated condensed interim financial statements.

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three months	Six months
	ended	ended
	June 30, 2007	June 30, 2007

Revenues	$—	$—

Expenses
General and administrative	—	200
Operating income	—	—

Interest income	2,146	3,957

Net income	$2,146	$3,757

Per share amount:
Basic and diluted income allocable to common stockholder	$21.46	$37.57

Weighted average shares outstanding	100	100

The accompanying notes are an integral part of these consolidated condensed interim financial statements.

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

For the Six Months Ended June 30, 2007

(Unaudited)

	Common Stock
	Number of Shares	Common Stock Par Value	Additional Paid- In Capital	Retained Earning	Total
Balance – December 31, 2006	100	$1	$999	$—	$1,000
Net income	—	—	—	3,757	3,757
Balance – June 30, 2007	100	$1	$999	$3,757	$4,757

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Six Months Ended June 30,
2007
Cash flows from operating activities
Net income	$3,757
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities:
Interest receivable	(391)
Net cash provided by operating activities	3,366

Net increase in cash and cash equivalents	3,366

Cash and cash equivalents - beginning of period	201,000

Cash and cash equivalents - end of period	$204,366

The accompanying notes are an integral part of these consolidated condensed interim financial statements.

CORNERSTONE GROWTH & INCOME REIT, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007

(UNAUDITED)

1.     Organization

Cornerstone Growth & Income REIT, Inc. (formerly known as Cornerstone Institutional Growth REIT, Inc.), a Maryland corporation (the “Company”), was formed on October 16, 2006 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning commercial real estate. The Company is newly formed and is subject to the general risks associated with a start-up enterprise, including the risk of business failure. The Company’s year end is December 31. As used herein, “we” “us” and “our” refer to Cornerstone Growth & Income REIT, Inc.  On May 1, 2007, our board of directors approved a change in our name to Cornerstone Growth and Income REIT, Inc. and on July 13, 2007 approved a change in our name to Cornerstone Growth & Income REIT, Inc.

Our advisor is Cornerstone Leveraged Realty Advisors, LLC (formerly known as CIPLFA Advisors, LLC), a Delaware limited liability company (the “Advisor”), formed on October 16, 2006, and an affiliate of us. The Advisor is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf under the terms of an Advisory Agreement that we will enter into prior to commencement of the Offering (defined below).

On November 14, 2006, Terry G. Roussel, our President and CEO, purchased 100 shares of common stock for $1,000 and became our initial stockholder. Our articles of incorporation authorize 580,000,000 shares of common stock with a par value of $.01 and 20,000,000 shares of preferred stock with a par value of $.01. We will offer a minimum of 100,000 (the “Minimum Number of Shares”) and a maximum of 50,000,000 shares of common stock, consisting of 40,000,000 shares for sale to the public (the “Primary Offering”) and 10,000,000 shares for sale pursuant to the distribution reinvestment plan (collectively, the “Offering”).

On August 10, 2007, the Securities and Exchange Commission (“SEC”) declared our registration statement effective. As of September 19, 2007, we have not received any subscriptions for shares under our Offering.

On March 8, 2007 our board of directors approved a four-for-five reverse stock split. All share information herein (including Offering shares, outstanding shares and dividend reinvestment plan shares) reflects this split.

As of June 30, 2007, we had engaged only in organizational and offering activities, and no shares had been sold in the Offering. Pacific Cornerstone Capital, Inc. (“PCC”), an affiliate of the Advisor, will serve as the dealer manager for the Offering. Pursuant to a dealer manager agreement that we have entered into with PCC prior to commencement of the Offering, PCC is responsible for marketing our shares being offered pursuant to the Offering. We intend to invest the net proceeds from the Offering primarily in investment real estate including industrial real estate located in major metropolitan markets in the United States. As of June 30, 2007, we had neither purchased nor contracted to purchase any properties, nor has the Advisor identified any properties in which there is a reasonable probability that we will invest.

Cornerstone Growth & Income Operating Partnership, L.P. (formerly known as Cornerstone Institutional Growth Operating Partnership, L.P.), a Delaware limited partnership (the “Operating Partnership”), was formed on October 17, 2006. On November 9, 2006, the Advisor purchased a 99% limited partnership interest in the Operating Partnership for $200,000 and on November 14, 2006 we purchased a 1% general partner interest for $1,000. We expect to conduct all or a portion of our operations through the Operating Partnership. Our financial statements and the financial statements of the Operating Partnership are consolidated in the accompanying condensed consolidated financial statement. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.     Summary of Significant Accounting Policies

Interim Financial Information

The accompanying interim condensed financial statements have been prepared by our management in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in conjunction with the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the interim condensed financial statements do not include all of the information and footnotes require by GAAP for complete financial statements. The accompanying financial information reflects all adjustments, which are, in the opinion of our management, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Interim results of operations are not necessarily indicative of the results to be expected for the full year. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

Real Estate Purchase Price Allocation.

We will account for all acquisitions in accordance with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard No. 141, “Business Combinations” (“FAS 141”). Upon acquisition of a property, we will allocate the purchase price of the property based upon the fair value of the assets acquired and liabilities assumed which generally consist of land, buildings, tenant improvements, leasing commissions and intangible assets including in-place leases and above market and below market leases. We allocate the purchase price to the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. The value of the building will be depreciated over an estimated useful life of 39 years.

The purchase price will be further allocated to in-place lease values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the respective tenant.  The value of in-place lease intangibles, which will be included as a component of investments in real estate, will be amortized to expense over the remaining lease term. If a lease is terminated prior to its expiration, the unamortized portion of the tenant improvements, leasing commissions, intangible lease assets or liabilities and the in-place lease value will be immediately charged to expense.

Acquired above and below market leases will be valued based on the present value of the difference between prevailing market rates and the in-place rates over the remaining lease term. The value of acquired above and below market leases will be amortized over the remaining non-cancelable terms of the respective leases as an adjustment to rental revenue. We will amortize the value of in-place leases and above and below market leases over the initial term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the above or below market lease value will be charged to revenue.

Evaluation of Possible Impairment of Real Property Assets

Management will continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate assets, including those held through joint ventures may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate assets may not be recoverable, we will assess the recoverability of the real estate assets by determining whether the carrying value of the real estate assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the real estate assets to the fair value and recognize an impairment loss. Projections of expected future cash flows require us to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. The use of certain assumptions in the future cash flows analysis could result in an incorrect assessment of the property’s future cash flows and fair value and could result in the overstatement of the carrying value of our real estate assets and net income if those assumptions ultimately prove to be incorrect.

Consolidation Considerations for our Investments in Joint Ventures

The FASB issued Interpretation No. 46 (“FIN 46R”) (revised December 2003), “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. Before concluding that it is appropriate to apply the ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (VIE). We will evaluate, as appropriate, our interests, if any, in joint ventures and other arrangements to determine if consolidation is appropriate.

Revenue Recognition and Valuation of Receivables

Our revenues, which will be comprised largely of rental income, will include rents reported on a straight-line basis over the initial term of the lease. Because our leases may provide for free rent, lease incentives, or rental increases at specified intervals, we will be required to straight-line the recognition of revenue, which will result in the recording of a receivable for rent not yet due under the lease terms.

Depreciation of Real Property Assets

Our management will be required to make subjective assessments as to the useful lives of our depreciable assets. We will consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our assets is expected to be charged to expense on a straight-line basis over the assigned useful lives.

Organizational and Offering Costs

Our organization and offering costs are initially being paid by the Advisor on behalf of the Company.  Pursuant to the advisory agreement that we have entered into with our Advisor prior to commencement of the offering, we are required to reimburse the Advisor for such organization and offering costs up to 3.5% of the cumulative capital raised in the Primary Offering.  Offering costs will be recorded as an offset to additional paid-in capital, and organization costs will be recorded as an expense at the time we become liable for the payment of these amounts.

Minority Interest in Consolidated Subsidiary

Due to our control through our general partnership interest in the Operating Partnership and the limited rights of the limited partner, the Operating Partnership is consolidated with the Company and the limited partner interest is reflected as minority interest in the accompanying condensed consolidated balance sheet.

Income Taxes

We expect to make an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and expect to be taxed as such beginning with our taxable year ending December 31, 2007.  To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders.  As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.  If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions.  Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.  However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily cash investments. Cash is generally invested in government backed securities and investment-grade short-term instruments and the amount of credit exposure to any one commercial issuer is limited. We have cash in financial institutions which is insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000 per institution. At June 30, 2007, we had cash accounts in excess of FDIC insured limits.

Fair Value of Financial Instruments

The SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. SFAS No.107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques such as discounted cash flow analysis. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

Per Share Data

We report earnings per share pursuant to SFAS No. 128, “Earnings Per Share.” Basic earnings per share attributable for all periods presented are computed by dividing the net income by the weighted average number of shares outstanding during the period. Diluted earnings per share are computed based on the weighted average number of shares and all potentially dilutive securities, if any.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates.

Recently Issued Accounting Pronouncements

In June 2007, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting for Parent Companies and Equity Method Investors for Investments in Investment Companies. This SOP provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the Guide).  Entities that are within the scope of the Guide are required, among other things, to carry their investments at fair value, with changes in fair value included in earnings. The provisions of this SOP are effective for us on January 1, 2008. We are currently evaluating this new guidance and have not determined whether we will be required to apply the provisions of the Guide in presenting our consolidated financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, (“FIN 48”), which clarifies the relevant criteria and approach for the recognition, derecognition, and measurement of uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006.  The adoption of this interpretation in the first quarter of 2007 did not have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Options for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 157 and 159 are effective for financial statements issued for fiscal periods beginning after November 15, 2007 (our fiscal year beginning January 1, 2008), and interim periods within those fiscal years. Management is currently evaluating the impact of adopting SFAS No. 157 and SFAS No. 159 on the consolidated financial statements.

3.     Related Party Transactions

Advisory and Dealer Manager Agreements

We do not expect to have any employees.  Our Advisor will be primarily responsible for managing our business affairs and carrying out the directives of our board of directors.  We will execute an Advisory Agreement with the Advisor and a dealer manager agreement with PCC prior to the commencement of the Offering, which will entitle the Advisor and PCC to specified fees and incentives upon the provision of certain services with regard to the Offering and investment of funds in real estate projects, among other services, as well as reimbursement for organizational and offering costs incurred by the Advisor on our behalf and reimbursement of certain costs and expenses incurred by the Advisor in providing services to us.

Organizational and Offering Costs

Organizational and offering costs of the Offering are being paid by the Advisor on our behalf and will be reimbursed to the Advisor from the proceeds of the Offering.  Organizational and offering costs consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable Offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of or advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the offering of our shares; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses up to 0.5% of the gross proceeds from sales in the Primary Offering.  In the event the Minimum Number of Shares of our common stock is not sold to the public within one year from the date the Offering commences, we will terminate the Offering and will have no obligation to reimburse the Advisor for any organization and offering costs. Pursuant to the terms of the Advisory Agreement, in no event will we have any obligation to reimburse the Advisor for organizational and offering costs totaling in excess of 3.5% of the gross proceeds from the Primary Offering.  As of June 30, 2007 and December 31, 2006, approximately $1.7 million and $1.3 million of organization and offering costs had been incurred by the Advisor and its affiliates on behalf of us. These costs are not recorded in the accompanying condensed consolidated balance sheets as of June 30, 2007 and December 31, 2006 because such costs are not our liability until the Minimum Number of Shares is sold and such costs will only become a liability of the Company to the extent selling commissions, the dealer manager fee and other organization and offering costs do not exceed 13.5% of the gross proceeds of the Offering.

Employee and Director Incentive Stock Plan

We expect to adopt an Employee and Director Incentive Stock Plan (“the Plan”) which will provide for the grant of awards to our directors and full-time employees (should we ever have employees), directors and full-time employees of the Advisor, affiliate entities and full-time employees of entities that provide services to us, and certain consultants that provide services to us and to the Advisor or to entities that provide services to us. Awards granted under the Plan may consist of nonqualified stock options, incentive stock options, share appreciation rights, and dividend equivalent rights. The term of the Plan is 10 years. The total number of shares of common stock reserved for issuance under the Plan is equal to 10% of our outstanding shares of stock at any time. No awards have been granted under the Employee and Director Incentive Stock Plan.

4.     Commitments and Contingencies

Distribution Reinvestment Plan

We plan to adopt a distribution reinvestment plan that will allow our stockholders to have dividends and other distributions otherwise distributable to them invested in additional shares of our common stock. We have registered 10,000,000 shares of its common stock for sale pursuant to the dividend reinvestment plan. The purchase price per share is to be the higher of $9.50 per share or 95% of the fair market value of a share of our common stock. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. We may amend or terminate the dividend reinvestment plan for any reason at any time upon 10 days prior written notice to stockholders.

Proposed Stock Repurchase Program

We expect to adopt a stock repurchase program that would enable our stockholders to sell their stock to us in limited circumstances. We could choose not to adopt the proposed stock repurchase program or to amend its provisions without stockholder approval. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption. The amount that we may pay to redeem stock is expected to be the redemption price set forth in the following table which is based upon the number of years the stock is held:

Number Years Held	Redemption Price
Less than 1	No Redemption Allowed
1 or more but less than 2	90% of your purchase price
2 or more but less than 3	95% of your purchase price
Less than 3 in the event of death	100% of your purchase price
3 or more but less than 5	100% of your purchase price
5 or more	Estimated value

The stock repurchase price is subject to adjustment as determined from time to time by our board of directors. At no time will the stock repurchase price exceed the price at which we are offering our common stock for sale. The estimated value will be determined by our board of directors or a firm chosen by our board of directors.

Redemption Rights

The limited partners of our Operating Partnership will have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at the our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances which could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year.